Exhibit 21.1

LIST OF SUBSIDIARIES FOR THE REGISTRANT

Akcea Therapeutics, Inc., a Delaware Corporation

Akcea Therapeutics Canada Inc., a Canadian Corporation

Akcea Therapeutics France SAS, a French Company

Akcea Therapeutics Germany GmbH, a German Corporation

Akcea Therapeutics UK Limited, a United Kingdom Limited Private Company

Akcea Securities Corporation., a Massachusetts Corporation

Akcea Therapeutics Ireland Limited, an Irish Private Company

Akcea Therapeutics Portugal, Unipessoal Lda, a Portuguese Company

Akcea Therapeutics Spain SL, a Spanish Company

Akcea Therapeutics Italia SRL, an Italian Company

Isis USA Limited, a United Kingdom Limited Private Company

Osprey Therapeutics, Inc., a Delaware Corporation

PerIsis I Development Corporation, a Delaware Corporation

Symphony GenIsis, Inc., a Delaware Corporation

Ionis Development (Ireland) Limited, an Irish Private Company